SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2008

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On January 2, 2008, WorldSpace, Inc. (the “Company”) entered into a loan facility agreement dated as of December 31, 2007 (“Facility Agreement”) with Yenura Pte. Ltd., a Singapore company (“Yenura”) pursuant to which Yenura has agreed to make available up to $40 million to the Company. Under the terms of the Facility Agreement, the Company may draw down up to $40 million on or prior to January 31, 2008. The Company will issue subordinated convertible notes (“Subordinated Convertible Notes”) to Yenura in the principal amount of each draw down in consideration for the funding. The Subordinated Convertible Notes, each of which will mature on the fifth anniversary of issuance of the first note, will bear interest at the rate of 8% per annum (payable annually in arrears as additional principal amount and not in cash). The principal amount of each such Subordinated Convertible Note (including any accreted interest) will be convertible into the Company’s Class A Common Stock at $4.25 per share.

The Subordinated Convertible Notes are subordinated in all respects to the Company’s existing indebtedness which includes certain senior secured notes due May 31, 2010 (“Senior Secured Notes”) and certain amended and restated secured convertible notes due May 31, 2010 (“Amended and Restated Convertible Notes”). Under the terms of a previously agreed debt restructuring arrangement with the holders of the Senior Secured Notes, the Company had agreed to prepay the entire outstanding amount due on the Senior Secured Notes (original principal amount of $45 million) out of the proceeds of any debt or equity financing raised by the Company or any of its subsidiaries. In connection with Yenura’s agreement to make funds available to the Company under the Facility Agreement, pursuant to a Waiver Agreement dated December 31, 2007, the holders of the Senior Secured Notes will receive a pre-payment of $10 million (all of which will be paid by the Company on or prior to January 31, 2008) but such holders have agreed to waive their pre-payment right with respect to the remaining $30 million of funds available to the Company under the Facility Agreement.

Subject, in all cases, to the prior right of the holders of the Senior Secured Notes and Amended and Restated Convertible Notes to be paid in full, the Subordinated Convertible Notes may be redeemed at the option of the holder upon certain change of control events or events of defaults and may be redeemed at the option of the Company upon the satisfaction of certain equity conditions not earlier than 3 years from the date such Subordinated Convertible Note is issued.

The Subordinated Convertible Notes are first convertible into shares of Class A Common Stock upon the earliest to occur of the following: (i) January 15, 2009, (ii) an Event of Default and (iii) the first public announcement of a proposed of a proposed Change of Control. The terms “Event of Default” and “Change of Control” are defined in the Subordinated Convertible Note.

Pursuant to the Facility Agreement, the Company has agreed to use its commercial reasonable best efforts to register the shares underlying the Subordinated Convertible Note for resale on a shelf resale registration statement within 90 days after the Subordinated Convertible Notes first become convertible into shares of Class A Common Stock.

As provided for under the Facility Agreement, on January 3, 2008, Yenura transferred $2.49 million to the Company in return for a Subordinated Convertible Note in that principal amount.

The foregoing descriptions do not purport to be a complete description of the terms of the documents, and this description is qualified in its entirety by the terms of the definitive form of Waiver Letters and Facility Agreement and the definitive terms of the form of Subordinated Convertible Note each of which are attached as exhibits to this Current Report on Form 8-K, and which are incorporated by reference.

A press release dated January 2, 2008 describing this financing transaction is attached to this Form 8-K as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the terms of the Subordinated Convertible Note issued (or to be issued) under the terms of the Facility Agreement is set forth above in Item 1.01 and is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

On January 3, 2008, the Company issued to Yenura a Subordinated Convertible Note in the original principal amount of $2.49 million. The description of the terms of the Subordinated Convertible Note and the Facility Agreement pursuant to which this note was issued and additional such notes are to be issued is set forth above in Item 1.01 and is hereby incorporated by reference into this Item 3.02.

The issuance of the Subordinated Convertible Note to Yenura on January 3, 2008 was made in reliance upon the exemption from registration for limited offerings pursuant to Section 4(2) of the Securities Act of 1933 and all subsequent issuances of Subordinated Convertible Notes to Yenura pursuant to the terms of the Facility Agreement will be made pursuant to such exemption. As discussed above, the shares of Class A Common Stock in which the Subordinated Convertible Notes may be converted are entitled to certain registration rights under the terms of the Facility Agreement.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed as part of this report:

Exhibit 99.1	Press Release of WorldSpace, Inc., dated January 2, 2008

Exhibit 99.2	Facility Agreement, dated as of December 31, 2007, among WorldSpace, Inc. and Yenura Pte. Ltd.

Exhibit 99.3	Form of Subordinated Convertible Note

Exhibit 99.4	Form of Waiver Letters in connection with the Proposed Yenura Financing, dated December 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2008

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release of WorldSpace, Inc., dated January 2, 2008

99.2	Facility Agreement, dated as of December 31, 2007, among WorldSpace, Inc. and Yenura Pte. Ltd.

99.3	Form of Subordinated Convertible Note

99.4	Form of Waiver Letters in connection with the Proposed Yenura Financing, dated December 31, 2007